Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
OCI Partners LP:
We consent to the incorporation by reference in the registration statement (No. 333-191755) on Form S-8 of OCI Partners LP of our report dated March 5, 2018, with respect to the consolidated balance sheets of OCI Partners LP as of December 31, 2017 and 2016, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017, annual report on Form 10-K of OCI Partners LP.
/s/ KPMG LLP
Houston, Texas
March 5, 2018